Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 28, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cardiovascular Systems, Inc.’s Annual Report on Form 10‑K for the year ended June 30, 2014.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
July 9, 2015